FOR IMMEDIATE RELEASE	October 14, 2014
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES NEW ACQUISITION AT THE ROCKFORD INTERNATIONAL AIRPORT

Freehold, New Jersey…. October 14, 2014 ……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a 38,833 square foot industrial building located at 5795 Logistics Parkway, Rockford, Illinois at a purchase price of $5,200,000. The built to suit property was completed in 2012 and is net-leased for 15 years to BE Aerospace, Inc. with 12.7 years remaining. The building is situated on approximately 7.42 acres at the Rockford International Airport and is expandable by an additional 80,000 square feet.

Michael P. Landy, President and CEO, commented, “BE Aerospace is a global leader in manufacturing aircraft products and we welcome them to our roster of high quality tenants. The Rockford International Airport has been experiencing substantial growth and this marks our second acquisition at this airport. This transaction represents our third acquisition for fiscal 2015 which began on October 1, 2014. Our property portfolio now contains 11.6 million total square feet with several additional acquisitions currently under construction.”

Monmouth Real Estate Investment Corporation, founded in 1968 and one of the oldest public equity REITs in the U.S., specializes in net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants.  The Company is a fully integrated and self-managed real estate company, whose property portfolio consists of eighty-five properties located in twenty-eight states, containing a total of approximately 11.6 million rentable square feet.  In addition, the Company owns a portfolio of REIT securities.

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